Exhibit 21.1

                        SUBSIDIARIES OF REGISTRANT

New Milford Savings Bank, a Connecticut state chartered savings bank.

Subsidiaries of New Milford Savings Bank:
Asset Recovery Management Company, a Connecticut Corporation.
New Mil Asset Company, a Connecticut Corporation.
NMSB Mortgage Company, a Connecticut Corporation.